AMENDED EXHIBIT A
TO DISTRIBUTION AGREEMENT
BETWEEN OLD MUTUAL FUNDS I AND OLD MUTUAL INVESTMENT PARTNERS
DATED SEPTEMBER 7, 2004

AS AMENDED NOVEMBER 9, 2009

Old Mutual Analytic Fund
Old Mutual Asset Allocation Balanced Portfolio
Old Mutual Asset Allocation Conservative Portfolio
Old Mutual Asset Allocation Growth Portfolio
Old Mutual Asset Allocation Moderate Growth Portfolio
Old Mutual China Fund
Old Mutual Copper Rock Emerging Growth Fund
Old Mutual International Equity Fund

Old Mutual Funds I		Old Mutual Investment Partners

By:	/s/ Robert T. Kelly	By:	/s/ Mark E. Black
Name:	Robert T. Kelly	Name:	Mark E. Black
Title:	Treasurer	Title:	Senior Vice President and Chief Financial Officer